EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Reduces Term Debt by $71.5 Million

Atlanta, Georgia, January 10, 2008 – Georgia Gulf Corporation (GGC: NYSE) announced today that term debt was reduced by $71.5 million during the fourth quarter of 2007.  Approximately $24.7 million of the term debt repayment was enabled through proceeds from a sale-leaseback transaction involving real property located in Canada, with the remainder of the repayment driven by working capital reduction initiatives and an income tax refund.

Georgia Gulf currently has over $250 million of availability in its revolving credit facility.  “We successfully met our working capital reduction and divestiture goals in the fourth quarter, which helped Georgia Gulf’s liquidity position,” commented Ed Schmitt, Chairman, President and CEO of Georgia Gulf.

Georgia Gulf expects to report consolidated financial results for the fourth quarter of 2007 in mid-February 2008.  The Company declined to provide further commentary on its fourth quarter results at this time.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger	Angie Tickle
Georgia Gulf Corporation	Georgia Gulf Corporation
905-264-0701	770-395-4520
Or
770-395-4524